Filed pursuant to Rule 433 Registration Statement Nos. 333-122616, 333-131901 and 333-132126 September 24, 2007
United Mexican States
Final Terms and Conditions

Issuer:	United Mexican States
Transaction:	Re-opening of 5.625% Global Notes due 2017 (“2017 Notes”) Re-opening of 6.75% Global Notes due 2034 (“2034 Notes”)
Issue currency:	U.S. dollars
Ratings:	Baa1/BBB/BBB+ (Moody’s/Standard & Poor’s/Fitch)
Issue size:	2017 Notes: U.S. $500,000,000 (brings total size to U.S.$3,500,000,000) 2034 Notes: U.S. $500,000,000 (brings total size to U.S.$4,266,566,000)
Maturity date:	2017 Notes: January 15, 2017 2034 Notes: September 27, 2034
Pricing Date	September 24, 2007
Settlement Date:	September 28, 2007
Coupon:	2017 Notes: 5.625% 2034 Notes: 6.75%
Interest Payment Dates:	2017 Notes: January 15 and July 15, commencing January 15, 2008 2034 Notes: March 27 and September 27, commencing March 27, 2008
Re-offer price:	2017 Notes: 99.55%, plus accrued interest from July 15, 2007 2034 Notes: 108.25%, plus accrued interest from September 27, 2007
Optional Redemption:	2017 Notes: Make-Whole Call at Treasuries +15 bps (at any time, from time to time prior to maturity upon giving no less than 30 days notice) 2034 Notes: None
Denominations:	2017 Notes: U.S. $2,000 and integral multiples thereof 2034 Notes: U.S. $1,000 and integral multiples thereof
Underwriters Discount	2017 Notes: 0.20% 2034 Notes: 0.25%
Day Count:	30/360
Listing:	2017 Notes: Euro MTF Market Luxembourg 2034 Notes: Luxembourg Stock Exchange regulated market
CUSIP/ISIN/ Common Code:	2017 Notes: 91086QAU2 / US91086QAU22 / 024738019 2034 Notes: 91086QAS7 / US91086QAS75 / 020218118
Joint Bookrunners / Allocation:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (50%) UBS Securities LLC (50%)
A prospectus supplement and prospectus of Mexico accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000095012307012911/y39901b2e424b2.htm. A pricing supplement for the 2017 Notes dated March 3, 2006 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000095012306002659/y17432b2e424b2.htm. A pricing supplement for the 2034 Notes dated January 12, 2007 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000095012307000533/y29019b3e424b3.htm.
An amendment to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2006, including a recent developments section, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000095012307012910/0000950123-07-012910-index.htm; http://www.sec.gov/Archives/edgar/data/101368/000095012307012910/y39901e18vkza.htm; and http://www.sec.gov/Archives/edgar/data/101368/000095012307012910/y39901exv99w1.htm.
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch & Co. at 1-866-500-5408 or UBS Securities LLC at toll-free 1-800-503-4611 or 1-888-722-9555 ext. 1088 (call collect).

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